UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2010

MEDICINOVA, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	001-33185	33-0927979
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 LA JOLLA VILLAGE DRIVE, SUITE 950, SAN DIEGO, CA	92122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Kirk Johnson

On February 1, 2010, MediciNova, Inc. (the “Registrant”) entered into an Executive Employment Agreement with Kirk Johnson providing for him to join the Registrant as Chief Scientific Officer effective as of February 1, 2010 (the “Employment Agreement”). The Board of Directors (the “Board”) approved the Employment Agreement on January 25, 2010.

Pursuant to the Employment Agreement, Mr. Johnson is required to devote his entire business time, attention, energies, skills, learning and best efforts to further the Registrant’s interests and may not engage in any outside activities that compete in any way with the Registrant’s business. Mr. Johnson is an “at will” employee, but both he and the Registrant are required to give three months’ written notice to terminate the Employment Agreement. However, in lieu of the three months’ written notice, the Registrant may provide Mr. Johnson with severance pay in an amount equal to one-half of his annual base salary.

The Employment Agreement provides that Mr. Johnson’s base salary will be at the rate of $285,000 per year. Such base salary may be adjusted annually by the Board. In addition, Mr. Johnson may receive incentive bonuses at the discretion of the Board. The Employment Agreement also provides that if Mr. Johnson’s employment is terminated for any reason, the Registrant has the option to engage Mr. Johnson as a consultant on a quarterly basis. Compensation for each quarter of consulting services would be equal to 15% of Mr. Johnson’s annual base salary.

The Employment Agreement provides that Mr. Johnson may not disclose the Registrant’s confidential and proprietary information and must assign to the Registrant any inventions or other proprietary information discovered during his employment with the Registrant.

The Employment Agreement also provides that if Mr. Johnson is involuntarily terminated without cause, or resigns for good reason within a 12-month period following a change of control of the Registrant, Mr. Johnson will be paid all accrued salary and a pro rata bonus for the year of termination and a single lump sum equal to two times his base salary amount and any bonus amount. Mr. Johnson will also receive for the 24 months following termination such life insurance, disability, medical, dental and hospitalization benefits as are provided to other similarly situated executives who continue in the employ of the Registrant and up to 12 months of outplacement counseling. Vesting will be accelerated as provided in the Registrant’s various equity incentive plans. If an excise tax would be imposed under the Internal Revenue Code on the payments received by Mr. Johnson under these severance protection arrangements, the severance payments will be reduced to the extent necessary to avoid an excise tax. The severance protection arrangements expire on December 31, 2010, but will automatically renew for additional one-year periods unless either party provides written notice of non-renewal by October 1 of such year.

The foregoing description of the Employment Agreement is qualified in its entirety by the actual terms of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Employment Agreement between Registrant and Kirk Johnson, dated February 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Date: February 1, 2010	By:	/s/ SHINTARO ASAKO
	Name:	Shintaro Asako
	Title:	Chief Financial Officer